Exhibit 99(10)
Consent of Independent Registered Public Accounting Firm
The Board of Directors of The Ohio National Life Insurance Company:
We consent to use of our reports for Ohio National Variable Account A dated February 18, 2008, and for The Ohio National Life Insurance Company and subsidiaries dated April 29, 2008 included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in the initial registration statement on Form N-4 filed by Ohio National Variable Account A.
/s/ KPMG LLP
Columbus, Ohio
December 23, 2008